As filed with the Securities and Exchange Commission on May 24, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

LinkedIn Corporation

(Exact name of Registrant as specified in its charter)

Delaware	47-0912023
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2029 Stierlin Court

Mountain View, California 94304

(Address of principal executive offices, including zip code)

2011 Equity Incentive Plan

2011 Employee Stock Purchase Plan

Amended and Restated 2003 Stock Incentive Plan

(Full title of the plan)

Jeffrey Weiner

Chief Executive Officer

LinkedIn Corporation

2029 Stierlin Court

Mountain View, California 94304

(650) 687-3600

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper, Esq. Katharine A. Martin, Esq. Jon C. Avina, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Erika Rottenberg, Esq. Lora D. Blum, Esq. LinkedIn Corporation 2029 Stierlin Court Mountain View, CA 94043 (650) 687-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.0001 par value per share:
—2011 Equity Incentive Plan	13,382,690 (2)	$88.08 (7)	$1,178,747,335.20	$136,852.57
—2011 Employee Stock Purchase Plan	3,500,000 (3)	$78.87 (8)	$262,045,000.00	$30,423.42
—2011 Equity Incentive Plan	471,295 (4)	$45.00 (9)	$21,208,275.00	$2,462.28
—2003 Stock Incentive Plan	17,026,313 (5)	- (10)	—	—
Class B common stock, $0.0001 par value per share:
—2003 Stock Incentive Plan	17,026,313 (6)	$7.39 (11)	$25,824,453.07	$14,608.22
TOTAL:	51,406,611		$1,587,825,063.27	$184,346.49

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Class A or Class B common stock that become issuable under the 2011 Equity Incentive Plan (“2011 Plan”), 2011 Employee Stock Purchase Plan (“2011 ESPP”) and Amended and Restated 2003 Stock Incentive Plan (“2003 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A or Class B common stock.
(2)	Shares of Class A common stock reserved for issuance under the 2011 Plan consist of (a) 1,528,705 shares of Class A common stock to be issued under the 2011 Plan plus (b) 11,853,985 shares of Class A common stock previously reserved but unissued under the 2003 Plan that are now available for issuance under the 2011 Plan. To the extent outstanding awards under the 2003 Plan are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2003 Plan, the shares of Class B common stock subject to such awards instead will be available for future issuance as Class A common stock under the 2011 Plan. See footnote 6 below.
(3)	Represents 3,500,000 shares of Class A common stock to be issued under the 2011 ESPP.
(4)	Represents 471,295 shares of Class A common stock reserved for issuance pursuant to stock option awards outstanding under the 2011 Plan as of the date of this Registration Statement.
(5)	Represents Class A common stock issuable upon conversion of Class B common stock underlying options outstanding under the 2003 Plan as of the date of this Registration Statement. See footnote 2 above.
(6)	Represents 17,026,313 shares of Class B common stock reserved for issuance pursuant to stock option awards outstanding under the 2003 Plan as of the date of this Registration Statement. Any such shares of Class B common stock that are subject to awards under the 2003 Plan which are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2003 Plan will be available for issuance as Class A common stock under the 2011 Plan. See footnote 2 above.
(7)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $88.08, the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on May 23, 2011.
(8)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $88.08, the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on May 23, 2011. Pursuant to the 2011 ESPP, which plan is incorporated by reference herein, the purchase price of the shares of Class A common stock will be 85% of the lower of the fair market value of the Class A common stock on the first trading day of the offering period or on the last day of the offering period.
(9)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the exercise price of $45.00 per share.
(10)	Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock.
(11)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $7.39 per share.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

LinkedIn Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

(1) The Registrant’s Prospectus filed with the Commission on May 19, 2011, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Registration Statement on Form S-1, as amended (File No. 333-171903), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2) The description of the Registrant’s Class A common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-35168) filed with the Commission on May 9, 2011, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

See the description of the Registrant’s Class B common stock contained in the Company’s Registration Statement on Form S-1 (File No. 333-171903).

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents under certain circumstances.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation, as currently in effect, provides that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware General Corporation Law, as so amended.

In addition, as permitted by Section 145 of the General Corporation Law of the State of Delaware, the Amended and Restated Bylaws of the Registrant, as currently in effect, provide that:

•

The Registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant will, as applicable, and may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted or required by applicable law.

•

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

In addition, the Registrant’s practice is to enter into separate indemnification agreements with each of its directors and officers that require the Registrant to indemnify its directors and officers, to the maximum extent permitted by applicable law, and also provide for certain procedural protections.

The indemnification obligations described above may be sufficiently broad to permit the indemnification of the Registrant’s directors and officers for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1*	Form of LinkedIn Corporation’s Class A Common Stock Certificate.	S-1/A	333-171903	4.1	May 9, 2011

4.2*	Form of LinkedIn Corporation’s Class B Common Stock Certificate.	S-1/A	333-171903	4.2	May 9, 2011

4.3*	Amended and Restated 2003 Stock Incentive Plan and Form of Stock Option Agreement.	S-1/A	333-171903	10.1	January 27, 2011

4.4*	2011 Equity Incentive Plan and Form of Stock Option Agreement under 2011 Equity Incentive Plan.	S-1/A	333-171903	10.2	May 4, 2011

4.5*	2011 Employee Stock Purchase Plan.	S-1/A	333-171903	10.17	May 4, 2011

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Deloitte & Touche, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

*	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-171903), as declared effective on May 18, 2011.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 23rd day of May, 2011.

LINKEDIN CORPORATION

By:	/s/ Jeffrey Weiner
Jeffrey Weiner
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Sordello and Erika Rottenberg, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of LinkedIn Corporation, and any or all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Weiner Jeffrey Weiner	Chief Executive Officer and Director (principal executive officer)	May 23, 2011

/s/ Steven Sordello Steven Sordello	Senior Vice President and Chief Financial Officer (principal financial officer)	May 23, 2011

/s/ Kent Buller Kent Buller, CPA	Corporate Controller (principal accounting officer)	May 23, 2011

/s/ A. George “Skip” Battle A. George “Skip” Battle	Director	May 23, 2011

/s/ Reid Hoffman Reid Hoffman	Chair of the Board of Directors	May 23, 2011

/s/ Leslie Kilgore Leslie Kilgore	Director	May 23, 2011

/s/ Stanley Meresman Stanley Meresman	Director	May 23, 2011

/s/ Michael Moritz Michael Moritz	Director	May 23, 2011

/s/ David Sze David Sze	Director	May 23, 2011

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1*	Form of LinkedIn Corporation’s Class A Common Stock Certificate.	S-1/A	333-171903	4.1	May 9, 2011

4.2*	Form of LinkedIn Corporation’s Class B Common Stock Certificate.	S-1/A	333-171903	4.2	May 9, 2011

4.3*	Amended and Restated 2003 Stock Incentive Plan and Form of Stock Option Agreement.	S-1/A	333-171903	10.1	January 27, 2011

4.4*	2011 Equity Incentive Plan and Form of Stock Option Agreement under 2011 Equity Incentive Plan.	S-1/A	333-171903	10.2	May 4, 2011

4.5*	2011 Employee Stock Purchase Plan.	S-1/A	333-171903	10.17	May 4, 2011

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

*	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-171903), as declared effective on May 18, 2011.